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                                                                   EXHIBIT 10.01


                                 DESCRIPTION OF
                             ALLEGHANY CORPORATION
                           MANAGEMENT INCENTIVE PLAN
                            (as currently in effect)



                 The Management Incentive Plan of Alleghany Corporation ("Alleghany") is a short-term incentive plan designed to reward certain officers for achieving specified corporate and/or individual objectives. Corporate objectives consist of achievement of specified levels of net earnings per share, which are based on the planned net earnings per share for the year as approved by the Board of Directors and included in the most recent Alleghany Strategic Plan. Individual objectives for all officers other than the chief executive officer and the Chairman of the Board are determined, and the performance of such officers is assessed, by the chief executive officer of Alleghany upon authority delegated by the Board of Directors. Individual objectives for the chief executive officer are determined by the Board of Directors upon the recommendation of the Compensation Committee, which receives the recommendation of the Chairman of the Board with respect thereto; the performance of the chief executive officer with respect to those objectives is assessed by the Chairman of the Board. The participation of the Chairman of the Board is tied solely to corporate objectives.